Private and Confidential

DATED 8 April 2010

SIFNOS SHIPPING CORPORATION
SKIATHOS SHIPPING CORPORATION
and
SYROS SHIPPING CORPORATION
as Borrowers

FORTIS BANK
and
DVB BANK SE
as Lenders
and
FORTIS BANK
as Arranger, Swap Bank, Payment Agent
and Security Trustee
and
DVB Bank SE
as Agent

FACILITY AGREEMENT FOR A USD 75,000,000

TERM LOAN FACILITY

IN THREE TRANCHES

PIRAEUS

Index

Clause		Page

1	Purpose, Definitions, Construction & Majority Lenders	1
2	The Available Commitment and Cancellation	23
3	Interest and Interest Periods	26
4	Repayment and Prepayment	29
5	Fees and Expenses	32
6	Payments and Taxes; Accounts and Calculations	34
7	Representations and Warranties	38
8	Undertakings	44
9	Conditions	54
10	Events of Default	56
11	Indemnities	62
12	Unlawfulness and Increased Costs	63
13	Application of moneys, set off, pro-rata payments and miscellaneous	65
14	Accounts	70
15	Assignment, transfer and lending office	72
16	Arranger, Agent and Security Trustee	77
17	Notices and other matters	92
19	Governing law	95
20	Jurisdiction	97
Schedule 1 The Lenders and their Commitments
Schedule 2 Form of Drawdown Notice
Schedule 3 Conditions precedent
Schedule 4 Form of Transfer Certificate
Schedule 5 Form of Trust Deed
Schedule 6 Form of Compliance Certificate
Schedule 7 Vessel details
Execution Pages		119

THIS AGREEMENT dated   April 2010 is made BY and BETWEEN:

(1) SIFNOS SHIPPING CORPORATION, SKIATHOS SHIPPING CORPORATION and SYROS SHIPPING CORPORATION as Borrowers;

(2) FORTIS BANK and DVB BANK SE as Lenders;

(3) DVB BANK SE as Agent;

(4) FORTIS BANK as Arranger, Account Bank, Payment Agent and Security Trustee; and

(5) FORTIS BANK as Swap Bank.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1  PURPOSE, DEFINITIONS, CONSTRUCTION & MAJORITY LENDERS

1.1  Purpose

This Agreement sets out the terms and conditions on which Fortis Bank and DVB Bank SE agree to make available to the Borrowers a loan of up to seventy five million Dollars (USD 75,000,000) in three equal Tranches, for the purpose of part-financing the purchase price of three MR Product Tankers which are to be constructed by the Builder.

1.2  Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means Fortis Bank acting through its office at Vas Sofias 94 & Kerasourtos 115 28 Athens, Greece or such other Lender as may be designated by the Agent as the Account Bank for the purposes of this Agreement;

“Advance” means the principal amount of each drawing in respect of the Loan to be made pursuant to Clause 2.5;

“Agent” means DVB Bank SE, Nordic Branch acting for the purposes of this Agreement through its branch at Strandgaten 18, P.O. Box 701 S, 5807 Bergen, Norway (or of such other address as may last have been notified to the other parties to this Agreement) or such other person as may be appointed as agent by the Banks pursuant to clause 16.13;

“Approved Broker” means each of Fearnleys A.S., Oslo Shipbrokers A.S., Clarkson Valuations Limited, Simpson Spence & Young Shipbrokers Ltd., E.A. Gibson Shipbrokers Ltd., Jacq. Pierot Jr. & Sons, Allied Shipbroking, Greece, RS Platou ASA, ICAP Shipping Limited, ACM Ltd., London, Island Shipbrokers PTE LTD, Singapore or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Agent and agreed with the Borrowers;

“Arranger” means Fortis Bank acting through its office at Vas Sofias 94 & Kerasountos 1, 115 28 Athens, Greece;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Frankfurt, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Banks” means, together, the Arranger, the Agent, the Payment Agent, the Security Trustee, the Account Bank, the Lenders, the Swap Bank and any Transferee Lenders;

“Borrower” means each of SIFNOS SHIPPING CORPORATION (“Sifnos”), SKIATHOS SHIPPING CORPORATION (“Skiathos”) and SYROS SHIPPING CORPORATION (“Syros”) each having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and in the plural means all of them;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Payment Agent at any time and from time to time as having been incurred by the Lenders or any of them in maintaining or funding their Contributions or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

(a) any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b) as a result of the Borrowers failing or being incapable of drawing an Advance after a relevant Drawdown Notice has been given;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of each Extended Employment Contract required to be executed hereunder by any Borrower in favour of the Security Trustee (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Charter Insurances” means all policies and contracts of insurance which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the Owners in respect of loss of earnings and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Charter Insurance Assignment” means a first priority assignment of the Charter Insurances executed or to be executed by such named insured as the Agent may require in favour of the Security Trustee, in such form as the Agent and the Majority Lenders may in their sole discretion require;

“Classification” means, in relation to each Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Vessel, any IACS classification society which the Lenders shall, at the request of the Borrowers, have agreed in writing shall be treated as the classification society in relation to such Vessel for the purposes of the relevant Ship Security Documents;

“Commitment” means, in relation to the Loan in relation to each Lender, the sum set out opposite its name in schedule 1 or any replacement thereof and in relation to each Tranche in relation to each Lender one third of the sum set out opposite its name in schedule 1 or any replacement thereof, or otherwise pursuant to the terms of any relevant Transfer Certificate as the amount which, subject to the terms of this Agreement, it is obliged to advance to the Borrowers hereunder in respect of the Loan Facility, in each case as such amount may have been reduced and/or cancelled under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 6 signed by the chief financial officer of the Corporate Guarantor;

“Compulsory Acquisition” means, in respect of a Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Contribution” means, at any relevant time, in relation to each Lender, the principal amount of the Loan owing to such Lender at such time;

“Corporate Guarantee” means the guarantee required to be executed hereunder by the relevant Corporate Guarantor in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivered Tranche” means each Tranche which has been applied in financing a Vessel which has been transferred and delivered by the Builder to its Owner;

“Delivery Date” means, in relation to a Vessel, the date on which title to and possession of that Vessel is transferred from the Builder to the relevant Borrower;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, any date being a Banking Day falling during the Drawdown Period, on which the relevant Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 2;

“Drawdown Period” means the period commencing on the Execution Date and ending in respect of:

(i) Tranche A on 26 September 2013;

(ii) Tranche B on 25 November 2013; and

(iii) Tranche C on 26 December 2013

or, in each case, on the latest date the Vessel to be financed by the relevant Tranche may be delivered in accordance with the Shipbuilding Contract relating thereto or on the date on which the Commitment in respect of that Tranche is finally cancelled or no longer available under the terms of this Agreement;

“Earnings Account” means, in respect of each Borrower, an interest bearing USD Account required to be opened hereunder with the Account Bank in the name of that Borrower designated “[NAME OF BORROWER] — Earnings Account” and includes any other account designated in writing by the Payment Agent to be an Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means, in respect of each Earnings Account, a first priority charge required to be executed hereunder between the relevant Borrower and the Security Trustee in respect of its Earnings Account in such form as the Agent and the Majority Lenders may require in their sole discretion, and in the plural means all of them;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of any Borrower, the Manager, or any other Group Member or any other person having a contractual relationship with any Borrower, the Manager, or any other Group Member in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or reasonably likely to be arrested as a result and/or where the Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually or contingently at fault or allegedly and reasonably likely to be found at fault or otherwise howsoever liable to any administrative or legal action;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Equity Deposit Account” means an interest bearing USD Account required to be opened hereunder with the Account Bank in the joint names of the Borrowers designated “Navios — Equity Deposit Account” and includes any other account designated in writing by the Agent to be the Equity Deposit Account for the purposes of this Agreement;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means, in respect of a Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of any Vessel in any pool) which has a tenor exceeding twenty four (24) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“Final Delivery Date” means the date on which all of the Vessels shall have been transferred and delivered by the Builder to the Borrowers;

“Flag State” means Panama or any other country acceptable to the Lenders;

“General Assignment” means, in respect of each Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means all of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means at any relevant time the Corporate Guarantor whose Corporate Guarantee is in force and effect at that time and its subsidiaries but not including any subsidiary which is listed on any public stock exchange;

“Group Member” means any member of the Group;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Payment Date” means, in relation to each Tranche, the last day of an Interest Period and, if an Interest Period is longer than 6 months, the date falling at the end of each successive period of 6 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan or, as the case may be, Tranche ascertained in accordance with the provisions of clause 3;

“ISM Code Documentation” means, in relation to a Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to that Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial quarter or year of the Group, the latest unaudited (in respect of each financial quarter) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 8.1.6;

“Lenders” means the banks listed in schedule 1 and Transferee Lenders;

“Lending Branch” means, in respect of each Lender, its office or branch at the address set out beneath its name in schedule 1 (or, in the case of a Transferee, in the Transfer Certificate to which it is a party as Transferee) or such other office or branch as any Lender shall from time to time select and notify through the Payment Agent to the other parties to this Agreement;

“LIBOR” means, the greater of (i) and (ii) below:

(i) the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters Screen LIBOR01 at or about 11 a.m.

on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD); and

(ii) the rate per annum reasonably determined by the Agent from any source the Agent may reasonably select to be the rate which reflects the actual cost to the Lenders of funding their respective Contributions (or the relevant part thereof) during the relevant Interest Period;

“Liquidity” means the aggregate of all cash deposits legally and beneficially owned by any Group Member which:

(a) are free from any Encumbrance other than, in respect of any deposit with a Bank, any Encumbrance given as security for the obligations of the Borrowers under this Agreement; and

(b) are otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned but excluding any sums on the Equity Deposit Account;

“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lenders under this Agreement at any relevant time;

“Loan Facility” means the loan facility provided by the Lenders on the terms and subject to the conditions of this Agreement in the amount of USD 75,000,000;

“Majority Lenders” means at any relevant time when there are two Lenders, both of them, and at any time when there are more than two Lenders, the Lenders whose Contributions exceed 75% of the Loan;

“Management Agreement” means, in respect of each Vessel, the agreement between the relevant Owner and the Manager, in a form previously approved in writing by the Agent (acting on the instructions of the Majority Lenders);

“Manager” means Navios ShipManagement Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or (without the need for the Agent’s consent) any other subsidiary of Navios Maritime Holdings Inc. or any other person appointed by an Owner, with the prior written consent of the Agent, as the manager of the relevant Mortgaged Vessel;

“Manager’s Undertakings” means, collectively, the undertakings and assignments required to be executed hereunder by the Manager in favour of the Security Trustee in respect of each of the Vessels each in such form as the Agent and the Majority Lenders may require in their sole discretion (and “Managers’ Undertakings” means all of them);

“Margin” means, in relation to each Interest Period 2.50% per annum;

“Master Agreement” means together (i) an ISDA Master Agreement made or to be made between the Swap Bank and the Borrowers;

“Master Agreement Security Deed” means the security deed in respect of the Master Agreement executed or (as the context may require) to be each executed by the Borrowers in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Material Adverse Effect” means any event or occurrence which the Majority Lenders reasonably determine has had or could reasonably be expected to have a material adverse effect on (i) the Banks’ rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any Security Party;

“Maturity Date” means in respect of each Tranche, the date falling 6 years after the Delivery Date of the Vessel which is being financed by that Tranche;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Security Trustee on or before the first Drawdown Date to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Security Trustee in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the Loan in respect of mortgagee’s interest insurance and one hundred and ten per cent (110%) of the Loan in respect of additional perils cover;

“Minimum Liquidity” means (i) during 2010 and 2011 and up to the Final Delivery Date USD40,000,000 and (ii) thereafter, USD35,000,000;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in respect of each Vessel, the first preferred Ship mortgage thereof required to be executed hereunder by the Owner thereof in favour of the Security Trustee, each in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means all of them;

“Mortgaged Vessel” means, at any relevant time, any Vessel which is at such time subject to a Mortgage and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Agent pursuant to clause 4.3 or 4.5 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period;

“Navios Acquisition” means Navios Maritime Acquisition Corporation a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Negative Pledge” means negative pledge of the shares of and in each Borrower to be executed by the Shareholder in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means all of them;

“Net Profit” means for each financial year of the Corporate Guarantor, the Net Profit as set out in the relevant Latest Accounts;

“Net Worth” means by reference to the Latest Accounts, the Total Assets (based on book values) less Total Liabilities of the Group;

“Novation Agreement” means each of the Vessel A Novation Agreement, the Vessel B Novation Agreement and the Vessel C Novation Agreement and in the plural means all of them;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in relation to:

(i) Vessel A, Sifnos;

(ii) Vessel B, Skiathos; and

(iii) Vessel C, Syros,

and in the plural means all of them;

“Payment Agent” means Fortis Bank acting through its office at Vas Sofias 94 & Kerasountos 1, 115 28 Athens, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as agent by the Lenders pursuant to clause 16.13;

“Permitted Encumbrance” means any Encumbrance in favour of the Banks or any of them created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on any Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Vessel);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Predelivery Security Assignment” means, in respect of each Vessel, a deed of assignment of the Shipbuilding Contract and of the Refund Guarantee in respect thereof in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means all of them;

“Prepayment Ratio” means in respect of the sale or Total Loss of a Mortgaged Vessel the Valuation Amount of such Mortgaged Vessel immediately prior to such sale or Total Loss divided by the Security Value immediately prior to such sale or Total Loss and for these purposes any valuation of a Vessel (calculated in accordance with Clause 8.2.2) may be no more than two months old;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Refund Guarantee” means each of the Vessel A Refund Guarantee, the Vessel B Refund Guarantee and the Vessel C Refund Guarantee and in the plural means all of them;

“Refund Guarantor” means, in relation to each Vessel, the issuer of the Refund Guarantee in respect thereof;

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Tranche” means, in respect of Vessel A, Tranche A, in respect of Vessel B, Tranche B and in respect of Vessel C, Tranche C;

“Relevant Ship” means each of the Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Dates” means, in respect of each Tranche, subject to clause 6.3, each of the dates falling at six-monthly intervals after the Delivery Date in respect of the Vessel which that Tranche finances, up to and including the date falling 72 months after such date;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrowers lawfully to borrow the loan or draw any Advance and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Agent) which is at any relevant time the Relevant Percentage of the aggregate of the Delivered Tranches and any Swap Exposure where “Relevant Percentage” means:

(i) during 2013, 110%;

(ii) thereafter, 115%;

“Retention Account” an interest bearing USD Account required to be opened hereunder with the Account Bank in the name of the Borrowers designated “Navios — Retention Account” and includes any other account designated in writing by the Payment Agent to be the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a first priority charge required to be executed hereunder between the Borrowers and the Security Trustee in respect of the Retention Account in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a) One sixth (1/6th) of the repayment instalment in respect of the relevant Tranche falling due for payment pursuant to clause 4.1.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date in respect of that Tranche; and

(b) the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Dates” means the date falling thirty (30) days after the final Drawdown Date in respect of a Tranche and each of the dates falling at monthly intervals after such date and prior to the Maturity Date in respect of that Tranche;

“Security Documents” means this Agreement, the Predelivery Security Assignments, the Master Agreement, the Master Agreement Security Deed, the Mortgages, the Corporate Guarantee, the General Assignments, the Charter Assignments, the Earnings Account Pledge, the Manager’s Undertakings, the Charter Insurance Assignments, the Shares Pledges, the Negative Pledges, and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement and/or the Master Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Corporate Guarantor, the Shareholder or any other person who may at any time be a party to any of the Security Documents (other than the Banks);

“Security Trustee” means Fortis Bank acting through its office at Vas Sofias 94 & Kerasountos 1,115 28 Athens, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as Security Trustee and trustee by the Lenders, the Arranger, Account Bank, Swap Bank, the Payment Agent, and the Agent pursuant to clause 16.14;

“Security Value” means the amount in USD (as certified by the Agent) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Lenders pursuant to clause 8.2.1(b) and (c) and cash over which there is an Encumbrance as security for the obligations of the Borrowers under this Agreement;

“Share Acquisition Date” means the date on which Navios Acquisition acquires, directly or indirectly, all of the shares of and in the Shareholder;

“Shareholder” means Aegean Sea Maritime Holdings Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shares Pledge” means the first priority pledge of the shares of and in each Borrower to be executed by the Shareholder in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means all of them;

“Ship Security Documents” means, in relation to each Vessel, the relevant Mortgage, the relevant General Assignment, any relevant Charter Assignment and the relevant Manager’s Undertakings;

“Shipbuilding Contract” means each of the Vessel A Shipbuilding Contract, the Vessel B Shipbuilding Contract and the Vessel C Shipbuilding Contract and in the plural means all of them;

“Shipbuilding Contract Addendum” means, in respect of each Shipbuilding Contract, an addendum thereto pursuant to which the relevant Borrower and the Builder agree to vary the terms of the relevant Shipbuilding Contract, including, inter alia, a reduction of the purchase price;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Bank” means Fortis Bank acting through its through its office at Vas Sofias 94 & Kerasountos 1, 115 28 Athens, Greece;

“Swap Exposure” means, as at any relevant date the amount certified by the Swap Bank to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date (as therein defined) had occurred on the relevant date in relation to all continuing Transactions (as therein defined) entered into between the Borrowers and the Swap Bank;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP provided that cash shall be deducted from Total Assets and Total Liabilities;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of all the Lenders at such time (being the aggregate of the sums set out opposite their names in schedule 1);

“Total Loss” means, in relation to each Vessel:

(a) actual, constructive, compromised or arranged total loss of such Vessel; or

(b) Compulsory Acquisition; or

(c) any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the relevant Owner within ninety (90) days after such incident;

“Tranche A” means the amount of up to USD25,00,000, being the aggregate of all of the Advances to be made available by the Lender to the Borrowers to assist Sifnos in its acquisition of Vessel A or, as the context requires, the amount thereof outstanding from time to time;

“Tranche B” means the amount of up to USD25,000,000, being the aggregate of all of the Advances to be made available by the Lender to the Borrowers to assist Skiathos in its acquisition of Vessel B or, as the context requires, the amount thereof outstanding from time to time;

“Tranche C” means the amount of up to USD25,000,000, being the aggregate of all of the Advances to be made available by the Lender to the Borrowers to assist Syros in its acquisition of Vessel C or, as the context requires, the amount thereof outstanding from time to time;

“Tranche” means any of Tranche A, Tranche B or Tranche C and in the plural means all of them;

“Transaction” means a Transaction as defined in the Master Agreement;

“Transfer Certificate” means a certificate in substantially the form set out in schedule 4;

“Transferee Lender” has the meaning ascribed thereto in clause 15.3;

“Transferor Lender” has the meaning ascribed thereto in clause 15.3;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 5;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Banks or any of them under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Bank in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Bank (or anyone else on such Bank’s behalf) or received or recovered by any Bank (or anyone else on such Bank’s behalf) pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Bank (or anyone else on such Bank’s behalf) in respect of the same (or any part thereof);

“Underlying Documents” means, together, the Shipbuilding Contracts, the Shipbuilding Contract Addenda, the Novation Agreements, the Refund Guarantees and the Management Agreement;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Agent become the subject of a notification by the Agent to the Borrowers under clause 12.1;

“USA” means the United States of America;

“Valuation Amount” means, in respect of each Mortgaged Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessel” means each of Vessel A, Vessel B and Vessel C and in the plural means all of them.

Words and expressions defined in Schedule 7 (Vessel Details) shall have the meanings given to them therein as if the same were set out in full in this clause 1.2.

1.3  Construction

In this Agreement, unless the context otherwise requires:

1.3.1 clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2 references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.3 references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4 references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5 references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to a Lender shall also include a Transferee Lender;

1.3.6 words importing the plural shall include the singular and vice versa;

1.3.7 references to a time of day are, unless otherwise stated, to London time;

1.3.8 references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9 references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10 references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11 a certificate by the Agent, the Payment Agent or the Security Trustee as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrowers except for manifest error;

1.3.12 if any document, term or other matter or thing is required to be approved, agreed or consented to by any of the Banks such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13 time shall be of the essence in respect of all obligations whatsoever of the Borrowers under this Agreement, howsoever and whensoever arising;

1.3.14 and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4  Accounting terms and references to currencies

Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5  Contracts (Rights of Third Parties Act) 1999

Except for clause 20, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

1.6  Majority Lenders

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any decision or action to be taken on the instructions in writing of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders with a Commitment and/or Contribution shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of such Lenders shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Banks) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each relevant Lender and that the relevant majority shall have been obtained to constitute Majority Lenders whether or not this is in fact the case.

2  THE AVAILABLE COMMITMENT AND CANCELLATION

2.1  Agreement to lend

The Lenders, relying upon each of the representations and warranties in clause 7, agree to provide to the Borrowers upon and subject to the terms of this Agreement, the Tranches, for the purposes of financing part of the purchase price of the Vessels. Subject to the terms of this Agreement, the obligations of the Lenders shall be to contribute to each Advance, the proportion of the relevant Advance which their respective Commitments bear to the Total Commitment on any relevant Drawdown Date.

2.2  Obligations several

The obligations of the Lenders under this Agreement are several according to their respective Commitments and/or Contributions. The failure of any Lender to perform such obligations shall not relieve any other party to this Agreement of any of its respective obligations or liabilities under this Agreement nor shall any Bank be responsible for the obligations of any other Bank (except for its own obligations, if any, as a Lender) under this Agreement.

2.3  Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Banks are several and the amount due to any Bank is a separate and independent debt. Each Bank shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any Proceedings for this purpose.

2.4  Drawdown

2.4.1 On the terms and subject to the conditions of this Agreement, each Tranche shall be advanced in up to six (6) Advances each on the relevant Drawdown Dates following receipt by the Payment Agent from the Borrowers of Drawdown Notices not later than 10 a.m. on the third Banking Day before each proposed Drawdown Date.

2.4.2 A Drawdown Notice shall be effective on actual receipt by the Payment Agent and, once given, shall, subject as provided in clause 3.6, be irrevocable.

2.5  Amount

2.5.1 The principal amount specified in each Drawdown Notice for borrowing on the Drawdown Dates shall, subject to the terms of this Agreement, in respect of each Tranche not exceed:

(a) USD6,512,000 payable to the relevant seller or its financiers under the relevant Novation Agreement;

(b) USD5,546,400 in respect of the instalment payable to the Builder on the relevant Shipbuilding Contract Addendum becoming effective;

(c) USD3,697,600 to the Builder under the relevant Shipbuilding Contract in respect of the steel-cutting instalment;

(d) USD3,697,600 to the Builder under the relevant Shipbuilding Contract in respect of the keel-laying instalment;

(e) USD3,697,600 to the Builder under the relevant Shipbuilding Contract in respect of the launching instalment; and

(f) USD1,848,800 to the Builder under the relevant Shipbuilding Contract in respect of the delivery instalment.

2.6  Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Payment Agent shall promptly notify each Lender and each Lender shall make available to the Payment Agent its portion of the relevant Advance for payment by the Payment Agent in accordance with clause 6.2. The Borrowers acknowledge that payment of any Advance to the account referred to in the relevant Drawdown Notice shall satisfy the obligation of the Lenders to lend that Advance to the Borrowers under this Agreement.

2.7  Voluntary cancellation of Facility

The Borrowers may at any time during the Drawdown Period by notice to the Payment Agent (effective only on actual receipt) cancel with effect from a date not less than five Banking Days after the receipt by the Payment Agent of such notice the whole or any part (being two million Dollars (USD 2,000,000) or any larger sum which is an integral multiple of two million Dollars (USD 2,000,000)) of the Total Commitment. Any such notice of cancellation, once given, shall be irrevocable and the Total Commitment shall be reduced accordingly and each Lender’s Commitment shall be reduced pro rata according to the proportion which its Commitment bears to the Total Commitment.

2.8  Cancellation in changed circumstances

The Borrowers may also at any time during the Facility Period by notice to the Payment Agent (effective only on actual receipt) prepay and cancel with effect from a date not less than fifteen (15) days after receipt by the Payment Agent of such notice, the whole but not part only, but without prejudice to the Borrowers’ obligations under clauses 6.6 and 12, of the Contribution and Commitment (if any) of any Lender to which the Borrowers shall have become obliged to pay additional amounts under clause 12 or clause 6.6. Upon any notice of such prepayment and cancellation being given, the Commitment of the relevant Lender shall be reduced to zero, the Borrowers shall be obliged to prepay the Contribution of such Lender and such Lender’s related costs (including but not limited to Break Costs) on such date and such Lender shall be under no obligation to participate in the Loan or any further Advances.

2.9  Use of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.4, no Bank shall have any responsibility for the application of the proceeds of any Advance or any part thereof by the Borrowers.

3  INTEREST AND INTEREST PERIODS

3.1  Normal interest rate

The Borrowers must pay interest on each Tranche in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Payment Agent to be the aggregate of (a) the Margin and (b) LIBOR.

3.2  Selection of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Payment Agent not later than 10:00 a.m. on the fourth Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3), six (6) or twelve (12) months or such other period as the Borrowers may select and the Payment Agent (acting on the instructions of the Lenders) may agree, and if the Borrowers wishes to specify an Interest Period of more than 12 months, it must give at least 5 Banking Days prior notice thereof.

3.3  Determination of Interest Periods

Subject to Clause 3.3.1 every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1 the first Interest Period in respect of each Tranche shall start on the Drawdown Date in respect of the first Advance in respect of that Tranche, and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2 the first Interest Period in respect of each subsequent Advance shall commence on its Drawdown Date and terminate simultaneously with the Interest Period which is then current for the Tranche under which the Advance is made available;

3.3.3 if any Interest Period would otherwise overrun a relevant Repayment Date, then the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of that Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.4 if the Borrowers fail to specify the length of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall last three months or such other period as complies with this clause 3.3.

3.4  Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Payment Agent pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Payment Agent each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Payment Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Payment Agent and on the day on which all amounts in respect of which interest is being paid under this Clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Payment Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.5, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Payment Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Payment Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Lender shall promptly notify the Payment Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Payment Agent to be two per cent (2%) per annum above the aggregate of the Margin and the arithmetic mean of the cost of funds to the Lenders compounded at such intervals as the Payment Agent selects.

3.5  Notification of Interest Periods and interest rate

The Payment Agent agrees to notify (i) the Lenders promptly of the duration of each Interest Period and (ii) the Borrowers and the Lenders promptly of each rate of interest determined by it under this clause 3.

3.6  Market disruption; non-availability

3.6.1 Whenever, at any time prior to the commencement of any Interest Period:

(a) the Payment Agent shall have determined that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b) the Payment Agent shall have received notification from a Lender or Lenders that deposits in USD are not available to such Lender or Lenders in the London InterBank Market in the ordinary course of business to fund their Contributions to the Loan for such Interest Period

(c) the Payment Agent must promptly give notice (a “Determination Notice”) thereof to the Borrowers and to each of the Lenders. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice, regardless of any other provision of this Agreement, the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Payment Agent.

3.6.2 Within ten (10) days of any Determination Notice being given by the Payment Agent under clause 3.6.1, each Lender must certify an alternative basis (the “Alternative Basis”) for maintaining its Contribution. The Alternative Basis may at the relevant Lender’s sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a Margin above the cost of funds to such Lender. The Payment Agent shall calculate the arithmetic mean of the Alternative Bases provided by the relevant Lenders (the “Substitute Basis”) and certify the same to the Borrowers and the Lenders. The Substitute Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Payment Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply and, subject to the other provisions of this Agreement, the Commitment may again be borrowed.

3.7  Interest Rate Swaps

If the Borrowers wish to enter into any interest rate swaps in respect of the Loan or any part thereof, they must do so with the Swap Bank under the Master Agreement.

4  REPAYMENT AND PREPAYMENT

4.1  Repayment

4.1.1 Subject as otherwise provided in this Agreement, the Borrowers must repay each Tranche by 12 equal semi-annual instalments of USD750,000 each, one such instalment to be repaid on each of the Repayment Dates and a balloon instalment of USD16,000,000 to be repaid on the relevant final Repayment Date.

If the Commitment in respect of any Tranche is not drawn in full, the amount of each repayment instalments for that Tranche shall be reduced proportionately.

4.1.2 The Borrowers shall on the Maturity Date in respect of the last Tranche to be repaid also pay to the Payment Agent and the Lenders all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2  Voluntary prepayment

Subject to clauses 4.6 and 4.7 the Borrowers may, subject to having given 15 Banking Days prior notice thereof to the Payment Agent, prepay any specified amount (such part being in an amount of two million five hundred thousand Dollars (USD 2,500,000) or any larger sum which is an integral multiple of such amount) of any Tranche on any relevant Interest Payment Date without premium or penalty.

4.3  Mandatory Prepayment on Total Loss

On the date falling one hundred and eighty (180) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage for such Vessel) is, received by the relevant Borrower (or the Security Trustee pursuant to the Security Documents), the Borrowers must prepay the Loan by an amount equal to the greater of (i) the Relevant Tranche and (ii) the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio.

4.3.1  Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a) in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;

(b) in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c) in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(d) in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e) in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Vessel for more than ninety (90) days, upon the expiry of the period of ninety (90) days after the date upon which the relevant incident occurred.

4.4  Mandatory prepayment on sale of Mortgaged Vessel

On the date of completion of the sale of a Mortgaged Vessel the Borrowers must prepay the Loan by an amount equal to the greater of (i) the Relevant Tranche and (ii) the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio.

4.5  Mandatory prepayment on termination of a Shipbuilding Contract

If a Shipbuilding Contract is terminated, cancelled, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, the Borrowers must upon the Agent’s demand prepay the Tranche financing the relevant Borrower’s obligations under that Shipbuilding Contract and the Commitment in respect of such Tranche shall be irrevocably cancelled upon such demand being made.

4.6  Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.6.1 accrued interest on the amount to be prepaid to the date of such prepayment;

4.6.2 any additional amount payable under clauses 3.6, 6.6 or 12.2; and

4.6.3 all other sums payable by the Borrowers to the Banks under this Agreement or any of the other Security Documents including, without limitation any Break Costs and, if the whole Loan is being prepaid, any accrued commitment commission payable under clause 5.1.

4.7  Notice of prepayment; reduction of maximum loan amount

4.7.1 Every notice of prepayment shall be effective only on actual receipt by the Payment Agent, shall be irrevocable, shall specify the amount to be prepaid and the Tranche which is to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified. Subject to the other provisions of this Agreement and in particular Clause 2.6, no amount prepaid under this Clause 4 in respect of the Loan may be reborrowed.

4.7.2 Any amounts prepaid pursuant to clause 4.2 shall be applied against the relevant Tranche in reducing the Balloon Instalment and other outstanding repayment instalments pro rata.

4.7.3 Any amounts prepaid pursuant to clauses 4.3, 4.4 or 4.5 shall be applied against the Relevant Tranche and thereafter against the Loan in accordance with clause 4.7.2.

4.7.4 The Borrowers’ obligations set out in Clause 4.1.1 shall not be affected by any prepayment in respect of the Loan pursuant to clause 4.2.

4.7.5 The Borrowers may not prepay any part of the Loan except as expressly provided in this Agreement.

5  FEES AND EXPENSES

5.1  Commission

5.1.1 The Borrowers agree to pay to the Payment Agent for the account of the Lenders pro rata in accordance with their Total Commitments quarterly in arrears from the Execution Date until the end of the Drawdown Period and on the last day of the Drawdown Period commitment commission computed from the Execution Date at a rate of zero point six per cent (0.60%) per annum on the daily amount of the undrawn Loan Facility.

5.1.2 The commission referred to in clause 5.1.1 must be paid by the Borrowers to the Payment Agent, whether or not any part of the Total Commitment is ever advanced and shall be non-refundable.

5.2  Arrangement Fee

The Borrowers shall pay to the Payment Agent on the first Drawdown Date an arrangement fee of USD562,500 for the account of the Lenders in such proportion as they shall agree between them.

5.3  Expenses

The Borrowers agree to reimburse the Banks on a full indemnity basis within ten (10) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 3) certified by the Banks or any of them as having been incurred by them from time to time:

5.3.1 in connection howsoever with the syndication of the Loan Facility and with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including legal fees and any travel expenses); and

5.3.2 in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Banks’ rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.4  Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Banks or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.5  Stamp and other duties

The Borrowers must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Banks) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan or any Advance and agree to indemnify the Banks or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6  PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1  No set-off or counterclaim

All payments to be made by the Borrowers under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am on the due date in freely available funds to such account at such bank and in such place as the Payment Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any other relevant Security Documents, such payments shall be for the account of all Lenders and the Payment Agent shall distribute such payments in like funds as are received by the Payment Agent to the Lenders rateably, in the proportions which their respective Contributions bear to the aggregate of the Loan and the Advances on the date on which such payment is made.

6.2  Payment by the Lenders

All sums to be advanced by the Lenders to the Borrowers under this Agreement shall be remitted in USD on the relevant Drawdown Date to the account of the Payment Agent at such bank as the Payment Agent may have notified to the Lenders and shall be paid by the Payment Agent on such date in like funds as are received by the Payment Agent to the account specified in the relevant Drawdown Notice.

6.3  Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4  Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5  Currency of account

If any sum due from the Borrowers under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrowers undertake to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6  Grossing-up for Taxes — by the Borrowers

If at any time the Borrowers must make any deduction or withholding in respect of Taxes or deduction in respect of any royalty payment, duty, assessment or other charge or otherwise from any payment due under any of the Security Documents for the account of any Bank or if the Payment Agent or the Security Trustee must make any deduction or withholding from a payment to another Bank or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers must indemnify each Bank against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Provided however that if any Bank or the Agent or the Security Trustee shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrowers and it actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the relevant Bank or the Agent or the Security Trustee, as the case may be, shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the relevant Bank or the Agent or the Security Trustee, as the case may be, such amounts (which shall be conclusively certified by the Agent) as shall ensure that the net amount actually retained by the relevant Bank or the Agent or the Security Trustee, as the case may be, is equal to the amount which would have been retained if there had been no such deduction. The Borrowers must promptly deliver to the Payment Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7  Grossing-up for Taxes — by the Lenders

If at any time a Lender must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Payment Agent or the Security Trustee, the sum due from such Lender in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Payment Agent or, as the case may be, the Security Trustee receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Lender must indemnify the Payment Agent and the Security Trustee against any losses or costs incurred by it by reason of any failure of such Lender to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.8  Loan account

Each Lender shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Payment Agent and/or the Security Trustee shall maintain a control account showing the Loan, the Advances and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrowers under the Security Documents.

6.9  Payment Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Payment Agent or, as the case may be, the Security Trustee for the account of another person, the Payment Agent or, as the case may be, the Security Trustee may assume that the payment will be made when due and the Payment Agent or, as the case may be, the Security Trustee may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Payment Agent or, as the case may be, the Security Trustee, then the person to whom such sum was so made available must on request refund such sum to the Payment Agent or, as the case may be, the Security Trustee together with interest thereon sufficient to compensate the Payment Agent or, as the case may be, the Security Trustee for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Payment Agent or, as the case may be, the Security Trustee for any and all loss or expense which the Payment Agent or, as the case may be, the Security Trustee may sustain or incur as a consequence of such sum not having been paid on its due date.

6.10  Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Payment Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Payment Agent, the Security Trustee and the Lenders under any of the Security Documents, the Payment Agent must apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.10.1 first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Payment Agent, the Agent and the Security Trustee under any of the Security Documents;

6.10.2 secondly, in or towards payment of any fees payable to the Arranger, the Agent or any of the other Banks under, or in relation to, the Security Documents which remain unpaid;

6.10.3 thirdly, in or towards payment to the Lenders, on a pro rata basis, of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.10.4 fourthly, in or towards repayment of the Loan which have become due and payable and in or towards payment to the Swap Bank of any sum which shall have become due under the Master Agreement but remains unpaid;

6.10.5 fifthly, in or towards payment to the Lenders, on a pro rata basis, any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

The order of application set out in clauses 6.10.1 to 6.10.5 may be varied by the Payment Agent if the Majority Lenders so direct, without any reference to, or consent or approval from, the Borrowers.

7  REPRESENTATIONS AND WARRANTIES

7.1  Continuing representations and warranties

The Borrowers represent and warrant to each Bank that:

7.1.1 Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Agent in writing;

7.1.2 Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrowers to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3 Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4 No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5 No default

no Default has occurred;

7.1.6 No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of any Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7 No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any

Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8 Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9 Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Earnings Account Pledge and the Retention Account Pledge), the choice of the law of the Flag State to govern the Mortgages, the choice of greek law to govern the Earnings Account Pledge and the Retention Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10 No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11 Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Corporate Guarantor in respect of the relevant financial year as delivered to the Agent present or will present fairly and accurately the financial position of the Corporate Guarantor and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Corporate Guarantor and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Corporate Guarantor nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12 Pari passu

the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13 Information/ Material Adverse Effect

all information, whatsoever provided by any Security Party to the Agent in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Agent; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14 No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15 Use of proceeds

the Borrowers shall apply the Loan only for the purposes specified in clauses 1.1 and 2.1;

7.1.16 The Mortgaged Vessels

throughout the Facility Period, each Mortgaged Vessel will, following its Delivery Date, be :

(a) in the absolute sole, legal and beneficial ownership of the relevant Owner;

(b) registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c) in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d) in good and sea-worthy and cargo-worthy condition; and

(e) classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society.

7.1.17 Mortgaged Vessels’ employment

except with prior notice to the Lenders, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of any Mortgaged Vessel may be shared howsoever with any other person;

7.1.18 Freedom from Encumbrances

no Mortgaged Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Earnings Account nor any Extended Employment Contract in respect of such Mortgaged Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19 Environmental Matters

except as may already have been disclosed by the Borrowers in writing to, and acknowledged and accepted in writing by, the Agent:

(a) the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates, have complied with the provisions of all Environmental Laws;

(b) the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c) no Environmental Claim has been made or threatened or pending against any Borrower, or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d) there has been no Environmental Incident;

7.1.20 ISM and ISPS Code

With effect from the Delivery Date of its Vessel, each of the Borrowers will comply with and continue to comply with and procure that the Manager complies with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular each Borrower or the Manager will obtain and maintain a valid DOC and SMC for each Mortgaged Vessels and that it and the Manager will implement and continue to implement an ISM SMS;

7.1.21 Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 8.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.22 the Borrowers are the ultimate beneficiaries of the Loan;

7.1.23 no Security Party has incurred any Indebtedness save under this Agreement or as otherwise disclosed to the Agent in writing or as disclosed in the Group’s public filings;

7.1.24 the Corporate Guarantor and all Borrowers have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject;

7.1.25 no Borrower has an office in England.

7.2  Repetition of representations and warranties

On each day throughout the Facility Period, the Borrowers shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8  UNDERTAKINGS

8.1  General

The Borrowers undertake with each Bank that, from the Execution Date until the end of the Facility Period, they will:

8.1.1 Notice of Default and Proceedings

promptly inform the Agent of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a material adverse effect on that Security Party and/or the operation of any of the Vessels (including, but not limited to any Total Loss of a Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2 Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Agent with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3 Corporate Existence/Ownership

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction and ensure that each Borrower is owned, directly or through other companies, by the Corporate Guarantor for the time being;

8.1.4 Use of proceeds

use the Advances exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5 Pari passu

ensure that their obligations under this Agreement shall at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6 Financial statements

send to the Agent (or procure that is sent):

(a) as soon as possible, but in no event later than 180 days after the end of each of its Financial Years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Agent) consolidated balance sheet and profit and loss accounts of the Corporate Guarantor and all companies which are owned, directly or indirectly, or controlled by it (commencing with the Financial Year ending 31 December 2010); and

(b) as soon as possible, but in no event later than 60 days after the end of each 3 month period in each of its Financial Years, the Corporate Guarantor’s unaudited consolidated balance sheet and profit and loss accounts for that 3 month period certified as to their correctness by its chief financial officer.

8.1.7 Reimbursement of MII & MAP Policy premiums

Whether or not any amount is borrowed under this Agreement, reimburse each Bank on the Agent’s written demand the amount of the premium payable by such Bank for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.8 Compliance Certificates

deliver to the Agent on the earlier of (i) the date on which the quarterly reports are delivered under clause 8.1.6 and (ii) the date falling 75 days after the end of the financial quarter to which they refer, a Compliance Certificate together with such supporting information as the Agent may require.

8.1.9 Provision of further information

provide the Agent, and procure that the Corporate Guarantor provide the Agent, with such financial or other information concerning any Borrower and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels as the Agent or any Lender (acting through the Agent) may from time to time reasonably require and all other documentation and information as any Lender may from time to time require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.10 Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.11 Compliance with ISM Code

comply with, and will procure that any Operator will comply with, and ensure that the Mortgaged Vessels and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgages);

8.1.12 Withdrawal of DOC and SMC

immediately inform the Agent if there is any actual withdrawal of their or any Operator’s DOC or the SMC of any Mortgaged Vessel;

8.1.13 Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Agent of the receipt by any Borrower or any Operator of notification that its application for a DOC or any application for an SMC for any Mortgaged Vessel has been refused;

8.1.14 ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a) maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;

(b) immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Mortgaged Vessel; and

(c) procure that each Mortgaged Vessel will comply at all times with the ISPS Code;

8.1.15 Compliance with Laws and payment of taxes

and will comply with all relevant Environmental Laws, laws, statutes and regulations and pay all taxes for which it is liable as they fall due;

8.1.16 Charters etc.

(i) deliver to the Agent a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Agent’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Agent in connection with any such Charter Assignments, forthwith following the Agent’s demand.

8.1.17 Financial Covenants of the Corporate Guarantor’s Group

procure that

(a) at no time shall the Liquidity of the Group be less than the Minimum Liquidity;

(b) as of the earlier of (i) the Final Delivery Date and (ii) 1 January 2013, the Net Worth of the Group will at all times exceed USD75,000,000;

(c) as of the earlier of (i) the Final Delivery Date and (ii) 1 January 2013, the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) shall be less than 75%.

8.1.18 Inspection

the Agent, at the cost of the Borrowers and upon receipt of at least 15 days written notice, by surveyors or other persons appointed by it for such purpose, to board any Mortgaged Vessel at all other reasonable times for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Agent reasonable advance notice of any intended drydocking of each Vessel (whether for the purpose of classification, survey or otherwise) and to pay the costs in respect of one inspection in each calendar year; and

8.1.19 Delivery

Pay to the Builder all amounts payable on delivery of the Vessels in accordance with the relevant Shipbuilding Contract and take, or as the case may be, ensure that the relevant Borrower, takes delivery of the relevant Vessel.

8.1.20 Subordination

Ensure that all Indebtedness of any Borrower to its shareholders or to any other Group Member is fully subordinated, and to subordinate any Indebtedness issued to it by the Corporate Guarantor, all in a form acceptable to the Agent (acting on the instructions of the Majority Lenders).

8.1.21 Dividends

The Borrowers and Corporate Guarantor may declare or pay dividends or distribute any of their present or future assets, undertakings, rights or revenues in an amount not exceeding 50% of the Net Profits for any relevant financial year to any of their partners, members or shareholders, and the Corporate Guarantor may make such other investments as it may require, only if there has not occurred any Event of Default.

8.1.22 Corporate Guarantees

On the Share Acquisition Date the Borrowers shall procure the delivery to the Security Trustee of:

(a) the Corporate Guarantee duly executed by Navios Acquisition (and upon receipt thereof by the Security Trustee the Corporate Guarantee which was executed on the first Drawdown Date shall terminate and cease to be enforceable, which the Security Trustee shall confirm in writing at that time) ;

(b) such documentation equivalent to that set out in Schedule 3 Part A items (a)-(d) inclusive in respect of Navios Acquisition as the Agent may require;

(c) within 10 Banking Days of the Share Acquisition Date, the opening balance sheet of Navios Acquisition duly audited by a firm of accountants acceptable the Lenders;

(d) a copy of the presentation given to the investors in Navios Acquisition;

(e) a cashflow forecast for the Group for the 3 years following the Share Acquisition Date;

(f) evidence that Navios Acquisition is the sole shareholder of the Shareholder and the Shareholder is the sole shareholder of each of the Borrower; and

(g) if required by the Lenders, Shares Pledges duly executed by the Shareholder in respect of each Borrower together with all documents required to be delivered pursuant thereto.

8.2  Security value maintenance

8.2.1 Security shortfall

If, at any time after the first Delivery Date, the Security Value shall be less than the Required Security Amount, the Agent (acting on the instructions of the Majority Lenders) shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers must either:

(a) prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Agent’s said notice such part of the Delivered Tranches as will result in the Security Value after such prepayment (taking into account any other repayment of the Delivered Tranches made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b) within thirty (30) days of the date of receipt by the Borrowers of the Agent’s said notice constitute to the satisfaction of the Agent such further security for the Loan as shall be acceptable to the Majority Lenders having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.6 and 4.7 shall apply to prepayments under clause 8.2.1(a) provided that the Agent shall apply such prepayments (i) pro rata against the Tranches, (ii) in reduction of the repayment instalments under clause 4.1 pro rata and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2 Valuation of Mortgaged Vessels

Each Mortgaged Vessel shall, for the purposes of this Agreement, be valued (at the Borrowers’ expense) in USD by taking either (i) the valuation prepared by an Approved Broker or (ii) if requested by the Lenders, the arithmetic mean of valuations prepared by any two Approved Brokers appointed by the Agent, in each case such valuations to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant Mortgaged Vessel to be obtained (in addition to (a) above) at any other time as the Agent (acting on the instructions of the Majority Lenders) shall additionally require, at the cost of the Lenders.

The Approved Brokers’ valuations for each Mortgaged Vessel on each such occasion shall constitute the Valuation Amount of such Mortgaged Vessel for the purposes of this Agreement until superceded by the next such valuation.

8.2.3 Information

The Borrowers undertake with the Banks to supply to the Agent and to the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4 Costs

All costs in connection with the obtaining and any determining of any Valuation Amount pursuant to Clause 8.2.2(a) and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), must be paid by the Borrowers.

8.2.5 Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Banks or any of them shall be determined by the Agent in its absolute discretion.

8.2.6 Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive (at the Borrowers’ expense) such evidence and documents of the kind referred to in schedule 3 as may in the Agent’s opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3  Negative undertakings

The Borrowers jointly and severally undertake with each Bank that, from the Execution Date until the end of the Facility Period, they will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

8.3.1 Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;

8.3.2 No merger or transfer

merge or consolidate with any other person or permit any change to the legal or beneficial ownership of their shares from that existing at the Execution Date;

8.3.3 Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4 Other business or manager

undertake any business other than the ownership and operation of the Ships or employ anyone other than the Manager as commercial and technical manager of the Vessels;

8.3.5 Acquisitions

acquire any further assets other than the Vessels and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Vessels;

8.3.6 Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Vessels;

8.3.7 No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8 Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9 Guarantees

issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for (i) guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of a Vessel and (ii) such other guarantees to which the Agent shall have consented in writing on behalf of the Banks;

8.3.10 Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11 Sureties

permit any Indebtedness of any Borrower to any person (other than the Banks pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business and in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Vessel and guarantees in favour of the Builder in respect of any Shipbuilding Contract); or

8.3.12 Subsidiaries

form or acquire any Subsidiaries.

9  CONDITIONS

9.1  Advance of any Advance

The obligation of each Lender to make its Commitment available in respect of any Advance is conditional upon:

9.1.1 that, on or before the service of the first Drawdown Notice hereunder, the Agent has received the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

9.1.2 that, on or before the service of the Drawdown Notice in respect of the Advances referred to in clause 2.5.1(a) the Agent has received the documents described in Part B of Schedule 3 in respect of the Relevant Vessel (as defined in Schedule 3) in form and substance satisfactory to the Agent and its lawyers;

9.1.3 that, on or before the service of the Drawdown Notice in respect of the Advances referred to in clause 2.5.1(b), the Agent has received the documents described in Part C of Schedule 3 in respect of the Relevant Vessel in form and substance satisfactory to the Agent and its lawyers

9.1.4 that, on or before service of the Drawdown Notice in respect of Advances referred to in clause 2.5.1(c), the Agent has received the documents described in Part D of Schedule 3 in respect of the Relevant Vessel in form and substance satisfactory to the Agent and its lawyers;

9.1.5 that, on or before service of the Drawdown Notice in respect of Advances referred to in clause 2.5.1(d), the Agent has received the documents described in Part E of Schedule 3 in respect of the Relevant Vessel in form and substance satisfactory to the Agent and its lawyers;

9.1.6 that, on or before service of the Drawdown Notice in respect of Advances referred to in clause 2.5.1(e), the Agent has received the documents described in Part F of Schedule 3 in respect of the Relevant Vessel in form and substance satisfactory to the Agent and its lawyers;

9.1.7 that, on or before service of the Drawdown Notice in respect of Advances referred to in clause 2.5.1(f), the Agent has received the documents described in Part G of Schedule 3 in respect of the Relevant Vessel in form and substance satisfactory to the Agent and its lawyers;

9.1.8 the representations and warranties contained in clause 7 and clauses 4.1 and 4.2 of the Corporate Guarantee being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

9.1.9 no Default having occurred and being continuing and there being no Default which would result from the making of the Loan.

9.2  Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lenders and may be waived by the Agent in whole or in part and with or without conditions only with the consent of the Majority Lenders.

9.3  Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date of an Advance and not later than five (5) Banking Days prior to any Interest Payment Date, the Agent (acting on the instructions of the Majority Lenders) may request and the Borrowers must, not later than two (2) Banking Days prior to such date, deliver to the Agent (at the Borrowers’ expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

9.4  Release of Shares Pledges

The Lenders agree that upon the drawdown of the final Advance in respect of a Tranche, and receipt of a Negative Pledge in respect of the Owner of the Vessel financed by that Tranche, the Security Trustee shall (provided no Event of Default has occurred) release the Shares Pledge in respect of that Owner.

10  EVENTS OF DEFAULT

10.1  Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1 Non-payment:  any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Agent within two (2) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of demand); or

10.1.2 Breach of Insurance and certain other obligations:  any Owner or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrowers or any other person or a Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8; or

10.1.3 Breach of other obligations:  any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Agent (following consultation with the Banks) is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4 Misrepresentation:  any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5 Cross-default:  There shall occur a default (howsoever therein described) under the any Indebtedness in an amount exceeding five million Dollars (USD5,000,000) of any Borrower or any Indebtedness of any Security Party is not paid when due (subject to applicable grace periods) or any such Indebtedness of any Borrower or any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Borrower or Security Party of a voluntary right of prepayment), or any creditor of a Borrower or any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Borrower or any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6 Execution:  any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

10.1.7 Insolvency:  any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or any Security Party (other than the Corporate Guarantor) has negative net worth (taking into account contingent liabilities); or suffers the declaration by any court, liquidator, receiver or administrator of a moratorium in respect of any of its Indebtedness; or

10.1.8 Reduction or loss of capital:  a meeting is convened by any Security Party (other than the Corporate Guarantor) without the Agent’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Agent’s prior written consent; or

10.1.9 Dissolution:  any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.10 Administration:  any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Agent reasonably believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

10.1.11 Appointment of receivers and managers:  any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.12 Compositions:  any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors (other than the Corporate Guarantor) or any legal proceedings are taken in respect of the Corporate Guarantor, with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13 Analogous proceedings:  there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14 Cessation of business:  any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Agent, such consent not to be unreasonably withheld; or

10.1.15 Seizure:  all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16 Invalidity:  any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17 Unlawfulness:  any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18 Repudiation:  any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19 Encumbrances enforceable:  any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20 Arrest:  a Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of fifteen (15) days thereafter (this clause does not include capture of a Vessel by pirates); or

10.1.21 Registration:  the registration of a Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Majority Banks; or

10.1.22 Unrest:  the Flag State of a Mortgaged Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Banks within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23 Environmental Incidents:  an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Agent be expected to have a material adverse effect (i) on the business, assets or financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.24 P&I:  an Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25 Material events:  any other event occurs or circumstance arises which, in the opinion of the Agent (following consultation with the Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.26 Required Authorisations:  any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.27 Ownership:  there is any change in the ownership of any Borrower without the prior written consent of the Agent or (following the Share Acquisition Date) the number of shares of and in Navios Acquisition owned by Navios Maritime Holdings Inc., Mrs. Angeliki Frangou and their respective affiliates in aggregate falls below 30% of the issued shares of Navios Acquisition; or

10.1.28 Money Laundering:  any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.28 Master Agreement:  (i) an Event of Default or Potential Event of Default (or the equivalent under the Master Agreement) has occurred and is continuing under the Master Agreement or (ii) an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) or (iv) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason.

10.2  Acceleration

The Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, at any time after the happening of an Event of Default by notice to the Borrowers declare that:

10.2.1 the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2 the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3  Demand Basis

If, under clause 10.2.2, the Agent has declared the Loan to be due and payable on demand, at any time thereafter the Agent may (and if so instructed by the Majority Lenders shall) by written notice to the Borrowers (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11  INDEMNITIES

11.1  General indemnity

The Borrowers agree to indemnify each Bank on demand, without prejudice to any of such Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs) which such Bank shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan being made under clauses 4.2, 4.3, 4.4, 4.5, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or any Advance not being made for any reason (excluding any default by the Payment Agent, the Agent, the Security Trustee or any Lender) after the Drawdown Notice for such Advance has been given.

11.2  Environmental indemnity

The Borrowers shall indemnify each Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against such Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against such Bank which would not have been, or been capable of being, made or asserted against such Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3  Capital adequacy and reserve requirements indemnity

The Borrowers shall promptly indemnify each Lender on demand against any cost incurred or loss suffered by such Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to such Lender’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by such Lender under clause 12.2.

12  UNLAWFULNESS AND INCREASED COSTS

12.1  Unlawfulness

If it is or becomes contrary to any law, directive or regulation for any Lender to contribute to an Advance or to maintain its Commitment or fund its Contribution to the Loan or any Advance, such Lender shall promptly, through the Agent, give notice to the Borrowers whereupon (a) such Lender’s Contribution and Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay such Lender’s

Contribution either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2  Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1 subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2 increase the cost to, or impose an additional cost on, any Lender or its holding company in making or keeping such Lender’s Commitment available or maintaining or funding all or part of such Lender’s Contribution; and/or

12.2.3 reduce the amount payable or the effective return to any Lender under any of the Security Documents; and/or

12.2.4 reduce any Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender’s obligations under any of the Security Documents; and/or

12.2.5 require any Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by such Lender under any of the Security Documents; and/or

12.2.6 require any Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Contribution or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a) such Lender shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b) the Borrowers shall on demand made at any time whether or not such Lender’s Contribution has been repaid, pay to the Payment Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender or its holding company regards as confidential) is required to compensate such Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which a Lender is included.

12.3  Exception

Nothing in clause 12.2 shall entitle any Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13  APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS

13.1  Application of moneys

All moneys received by the Payment Agent and/or the Security Trustee under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Trustee’s or (as the case may be) the Payment Agent’s discretion, shall be applied in the following manner:

13.1.1 first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Banks or any of them under any of the Security Documents;

13.1.2 secondly, in or towards payment of any fees payable to the Arranger, the Payment Agent or any of the other Banks under, or in relation to, the Security Documents which remain unpaid;

13.1.3 thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.4 fourthly, in or towards repayment of the Loan (whether the same is due and payable or not) and in or towards payment to the Swap Bank of any sum which shall have become due under the Master Agreement but remains unpaid;

13.1.5 fifthly, in or towards payment to the Lenders, on a pro rata basis any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.6 sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may then be entitled to receive such surplus.

13.2  Set-off

13.2.1 Each Borrower irrevocably authorises each Bank (without prejudice to any of such Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which any Borrower is then entitled standing upon any account of any Borrower with any branch of such Bank in or towards satisfaction of any sum due and payable from the Borrowers to such Bank under any of the Security Documents. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2 No Bank shall be obliged to exercise any right given to it by this clause 13.2. Each Bank shall notify the Borrowers through the Agent forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto and the Agent shall inform the other Banks.

13.2.3 Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3  Pro rata payments

13.3.1 If at any time any Lender (the “Recovering Lender”) receives or recovers any amount owing to it by the Borrowers under this Agreement (other than pursuant to any other Security Document) by direct payment, set-off or in any manner other than by payment through the Payment Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Lender’s Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 11.3, 12.1, or 12.2), the Recovering Lender shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Payment Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Payment Agent and distributed pursuant to clause 6.1 or 6.10 (as the case may be) then:

(a) within two (2) Banking Days of demand by the Payment Agent, the Recovering Lender shall pay to the Payment Agent an amount equal (or equivalent) to the excess;

(b) the Payment Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by the Borrowers and shall distribute the same to the Lenders (other than the Recovering Lenders) in accordance with clause 6.10; and

(c) as between the Borrowers and the Recovering Lender the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2 If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender’s pro-rata share of the amount which has to be refunded by the Recovering Lender.

13.3.3 Each Lender shall on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4 Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to Proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such Proceedings or commence and diligently pursue separate Proceedings to enforce its rights in the same or another court (unless the Proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Agent).

13.4  No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 13.3 shall not release any other Recovering Lender from any of its obligations or liabilities under clause 13.3.

13.5  No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or create or declare a trust by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6  Further assurance

Each Borrower undertakes with each Bank that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of each Lender thereunder, are enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7  Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.8  No implied waivers, remedies cumulative

No failure or delay on the part of any of the Banks to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by any Bank shall be effective unless it is in writing.

13.9  Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10  Force Majeure

Regardless of any other provision of this Agreement, none of the Banks shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon any Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting any Bank or (vi) any other circumstances whatsoever outside any Bank’s control.

13.11  Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.12  Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.13  English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Agent.

14  ACCOUNTS AND RETENTIONS

14.1  General

Each Borrower undertakes with each Bank that it will ensure that:

14.1.1 it will on or before the Delivery Date in respect of its Vessel, open an Earnings Account in its name; and

14.1.2 all moneys payable to any Owner in respect of the Earnings (as defined in the relevant Mortgage) of its Vessel shall, unless and until the Agent (acting on the instructions of the Majority Lenders) directs to the contrary pursuant to the provisions of the relevant Mortgage, be paid to the Earnings Account, Provided however that if any of the moneys paid to any Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account denominated in such currency (except that if the Shareholder fails to open such a sub-account, the Account Bank shall then convert such moneys into USD at the Account Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2  Earnings Accounts: withdrawals

Any sums standing to the credit of the Earnings Accounts may be applied from time to time (i) firstly to make the payments required under this Agreement, (ii) secondly, subject to there being no breach of

Clause 14.3 and to no Event of Default having occurred, in the operation of the Mortgaged Vessels and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrowers.

14.3  Retention Account: credits and withdrawals

14.3.1 The Borrowers undertake with each Bank that, throughout the Facility Period, they will procure that, on each Retention Date there is paid (whether from the Earnings Accounts or elsewhere) to the Retention Account, the Retention Amount for such date.

14.3.2 Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Account Bank (and the Borrowers hereby irrevocably authorise the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable on the Loan or a Tranche pursuant to clause 3.1, in or towards payment to the Payment Agent of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

14.3.3 Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing and subject to this clause 14.3.2, Borrowers shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period

14.4  Application of accounts

At any time after the occurrence of an Event of Default, the Payment Agent may (and on the instructions of the Majority Lenders shall), without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of the Earnings Accounts and/or the Retention Account and/or the Equity Deposit Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Banks or any of them under the Security Documents in the manner specified in clause 13.1.

14.5  Charging of accounts

The Earnings Accounts and the Retention Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Earnings Account Pledges and the Retention Account Pledge respectively.

14.6  Equity Deposit Account

The credit balance on the Equity Deposit Account shall at no time be less than the difference between (i) the aggregate of unpaid instalments under the Shipbuilding Contracts and (ii) the aggregate of the undrawn Commitments and the Borrowers may on each Drawdown Date apply sums from the Equity Deposit Account in payment of the balance (after taking into account the relevant Advance) of the instalment then payable to the Builder and the Borrowers hereby irrevocably authorise the Account Bank to refuse to make any payment from the Equity Deposit Account except to the Builder.

15  ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1  Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Banks and the Borrowers and their respective successors in title.

15.2  No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3  Transfers by Banks

any Lender (the “Transferor Lender”) may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred to another first class international bank or financial institution or other person (in either case a “Transferee Lender”) (i) if such transfer is to another branch, a subsidiary or affiliate of such Lender and (ii) otherwise reasonably acceptable to the Borrowers, in each case by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Lender and the Transferee Lender. No such transfer is binding on, or effective in relation to, the Borrowers or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Lender, the Transferee Lender and the Agent (on behalf of itself, the Borrowers and the other Banks) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1 a Transfer Certificate may be in respect of a Lender’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2 a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Lender in its capacity as a Lender and shall not transfer its rights and obligations (if applicable) as the Payment Agent and/or the Agent and/or the Security Trustee, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3 a Transfer Certificate shall take effect in accordance with English law as follows:

(a) to the extent specified in the Transfer Certificate, the Transferor Lender’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers had against the Transferor Lender and the Transferee Lender assumes all obligations of the Transferor Lender as are transferred by such Transfer Certificate;

(b) the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c) the Transferee Lender becomes a Lender with a Contribution and/or a Commitment in respect of the Loan Facility of the amounts specified in the Transfer Certificate;

(d) the Transferee Lender becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Payment Agent and the Agent and the Security Trustee and to the extent that the Transferee Lender becomes bound by those provisions, the Transferor Lender ceases to be bound by them;

(e) an Advance or part of an Advance which the Transferee Lender makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of any Security Party against the Transferor Lender had not existed; and

(f) the Transferee Lender becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them;

15.3.4 the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5 the Borrowers, the Account Bank, the Security Trustee, the Payment Agent and the Lenders hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Transferor Lender and the Transferee Lender.

15.4  Reliance on Transfer Certificate

15.4.1 The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2 The Payment Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Lenders holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Payment Agent shall make the said register available for inspection by any Lender or the Borrowers during normal banking hours upon receipt by the Payment Agent of reasonable prior notice requesting the Payment Agent to do so.

15.4.3 The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by all parties to this Agreement.

15.5  Transfer fees and expenses

Any Transferor Lender who causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents in accordance with the foregoing provisions of this clause 15, must, on each occasion, pay to the Agent a transfer fee of one thousand five hundred Dollars (USD 1,500) and, in addition, be responsible for all other costs and expenses (including, but not limited to, reasonable legal fees and expenses) associated therewith and all value added tax thereon, as well as those of the Agent (in addition to its fee as aforesaid) in connection with such transfer.

15.6  Documenting transfers

If any Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, each Borrower undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferor Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender’s interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.

15.7  Sub-Participation

A Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, or notice to, the Borrowers.

15.8  Lending office

Each Lender shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this clause 15.8, such Lender shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Trustee, the Payment Agent, the Account Bank and the other Lenders.

15.9  Disclosure of information

A Bank may disclose to any of its branches and affiliates, its head office, any relevant fiscal authorities. a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement and/or the Master Agreement such information about the Borrowers and/or the other Security Parties and/or the Loan and/or the Security Documents as such Bank shall consider appropriate in relation to any transfer and/or enforcement hereunder.

16  ARRANGER, AGENT AND SECURITY TRUSTEE

16.1  Appointment of the Agent

The Swap Bank and each Lender irrevocably appoints the Agent and the Payment Agent as its agent and payment agent, respectively, for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. Accordingly each of the Lenders and the Swap Bank hereby authorise the Agent and the Payment Agent:

16.1.1 to execute such documents as may be approved by the Majority Lenders for execution by the Agent and/or (as the case may be) the Payment Agent; and

16.1.2 (whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent and/or the Payment Agent by any Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2  Payment Agent’s/Agent’s actions

Any action taken by the Agent or the Payment Agent under or in relation to any of the Security Documents whether with requisite authority or on the basis of appropriate instructions received from the Majority Lenders (or as otherwise duly authorised) shall be binding on all the Banks.

16.3  Agent’s and Payment Agent’s duties

16.3.1 The Agent and the Payment Agent shall promptly notify each Lender of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.6, 8.1.9, 8.1.10, 8.1.13 and 8.1.17; and

16.3.2 The Agent shall (subject to the other provisions of this clause 16) take (or instruct the Security Trustee to take) such action or, as the case may be, refrain from taking (or authorise the Security Trustee to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Lenders may direct.

16.4  Security Trustee’s, Payment Agent’s and Agent’s rights

The Security Trustee, Payment Agent’s and the Agent may:

16.4.1 in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Trustee to act or refrain from acting) in accordance with the instructions of the Lenders, and shall be fully protected in so doing;

16.4.2 unless and until it has received directions from the Majority Lenders, take such action or, as the case may be, refrain from taking such action (or authorise the Security Trustee to take or refrain from taking such action) in respect of a Default of which the Agent and/or the Payment Agent has actual knowledge as it shall consider advisable in the best interests of the Lenders (but shall not be obliged to do so);

16.4.3 refrain from acting (or authorise the Security Trustee to refrain from acting) in accordance with any instructions of the Lenders to institute any Proceedings arising out of or in connection with any of the Security Documents until it and/or the Security Trustee has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4 deem and treat (i) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Lenders in schedule 1 as its lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5 rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6 do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5  No Liability of Agent or Arranger or Payment Agent

None of the Security Trustee, the Agent, the Payment Agent the Arranger nor any of their respective employees and agents shall:

16.5.1 be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2 be obliged to make any enquiry as to any breach or default by the Borrowers or any other Security Party in the performance or observance of any of the provisions of the Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3 be obliged to enquire whether or not any representation or warranty made by the Borrowers or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4 be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5 be obliged to account to any Lender for any sum or the profit element of any sum received by it for its own account; or

16.5.6 be obliged to institute any Proceedings arising out of or in connection with any of the Security Documents other than on the instructions of the Majority Lenders; or

16.5.7 be liable to any Lender for any action taken or omitted under or in connection with any of the Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, none of the Security Trustee, the Arranger the Payment Agent or the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger, the Security Trustee the Payment Agent or the Agent or the person for the time being acting as the Arranger, the Security Trustee Payment Agent or the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger, the Security Trustee or the Agent or, as the case may be, the Security Trustee or Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6  Non — reliance on Arranger, Security Trustee, Agent or Payment Agent

Each Lender and the Swap Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger, the Security Trustee, the Payment Agent or the Agent to induce it to enter into any of the Security Documents and that it has made and will continue to make, without reliance on the Arranger, the Security Trustee, the Payment Agent or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Lender’s Commitment or Contribution under this Agreement. None of the Arranger, the Security Trustee, the Payment Agent and the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the Swap Bank with any credit or other information with respect to any Security Party whether coming into its possession before the making of any Advance or the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7  No responsibility on the Arranger, the Security Trustee, Agent or Payment Agent for Borrowers’ performance

None of the Arranger, the Security Trustee, the Payment Agent or the Agent shall have any responsibility or liability to any Lender or the Swap Bank:

16.7.1 on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2 for the financial condition of any Security Party; or

16.7.3 for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4 for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5 to investigate or make any enquiry into the title of the Borrowers or any other Security Party to the Vessels or any other security or any part thereof; or

16.7.6 for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7 for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8 on account of the failure of the Security Trustee to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9 otherwise in connection with the Security Documents or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders.

16.8  Reliance on documents and professional advice

Each of the Arranger, the Security Trustee, the Payment Agent and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s, the Security Trustee’s, the Payment Agent or Agent’s employment).

16.9  Other dealings

Each of the Arranger, the Security Trustee, the Payment Agent and the Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any company in the same group of companies as such Security Party or any of the Lenders as if it were not the Arranger, the Security Trustee, the Payment Agent or the Agent.

16.10  Rights of Agent, Payment Agent as Lender; no partnership

With respect to its own Commitment and Contribution (if any) the Security Trustee, the Payment Agent and the Agent shall have the same rights and powers under the Security Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Lenders” shall, unless the context clearly otherwise indicates, include the Security Trustee, the Payment Agent and the Agent in their respective individual capacity as a Lender. This Agreement shall not be construed so as to constitute a partnership between the parties or any of them.

16.11  Amendments and waivers

16.11.1 Subject to clause 16.11, the Arranger, the Security Trustee, the Payment Agent and/or the Agent (as the case may be) may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Lenders, shall:

16.11.2 agree (or authorise the Security Trustee to agree) amendments or modifications to any of the Security Documents with the Borrowers and/or any other Security Party; and/or

16.11.3 vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrowers and/or any other Security Party (or authorise the Security Trustee to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Security Trustee and/or the Payment Agent and/or the Agent (as the case may be) shall (with the approval of the Majority Lenders) determine, shall be promptly notified to the Lenders by the Security Trustee and/or the Payment Agent and/or the Agent (as the case may be) and (without prejudice to the generality of clause 16.2) shall be binding on the Lenders.

16.11.4 Except with the prior written consent of the Lenders, the Security Trustee, the Payment Agent and the Agent shall have no authority on behalf of the Lenders to agree (or authorise the Security Trustee to agree) with the Borrowers and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Trustee to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Trustee to vary or excuse) performance of or under any of the Security Documents by the Borrowers and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a) reduce the Margin, postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(b) change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(c) increase any Lender’s Commitment;

(d) extend any Maturity Date;

(e) change any provision of any of the Security Documents which expressly or impliedly requires the approval or consent of all the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all the Lenders;

(f) change the order of distribution under clauses 6.10 and 13.1;

(g) change this clause 16.11;

(h) change the definition of “Majority Lenders” in clause 1.2;

(i) release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12  Reimbursement and indemnity by Lenders

Each Lender shall reimburse the Security Trustee, the Payment Agent and the Agent (rateably in accordance with such Lender’s Commitment or, after the first Advance or the Loan has been drawn, its Contribution,) to the extent that the Security Trustee, the Payment Agent or the Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Security Trustee, the Payment Agent or the Agent which are expressed to be payable by the Borrowers under clause 5.3 including (in each case), without limitation, the fees and expenses of legal or other professional advisers provided that, if following any payment to the Security Trustee, the Payment Agent or the Agent by a Lender under this clause the Security Trustee, the Payment Agent or the Agent receives payment from the Borrowers in respect of the same costs, fees or expenses, the Security Trustee or the Agent shall upon receipt thereof reimburse the relevant Lender. Each Lender must on demand indemnify the Security Trustee, the Payment Agent or the Agent (rateably in accordance with such Lender’s Commitment or, after the first Advance or the Loan has been drawn, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Trustee in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Trustee or, as the case may be, the Payment Agent or the Agent, under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Trustee’s or as the case may be, the Payment Agent’s or the Agent’s own gross negligence or wilful misconduct.

16.13  Retirement of the Security Trustee /Agent Payment Agent

16.13.1 The Agent and the Payment Agent may, having given to the Borrowers and each of the Lenders not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as the Security Trustee, the Payment Agent or the Agent (as the case may be) under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor agent:

(a) a company in the same group of companies as the Security Trustee or, as the case may be, the Payment Agent or the Agent nominated by the Security Trustee or, as the case may be, the Payment Agent or the Agent,

(b) a Lender nominated by the Majority Lenders or, failing such a nomination,

(c) any reputable and experienced bank or financial institution nominated by the retiring Payment Agent or the retiring Agent or, as the case may be, the retiring Security Trustee.

Any corporation into which the retiring Agent and/or the retiring Payment Agent and/or the retiring Security Trustee (as the case may be) may be merged or converted or any corporation with which the Security Trustee and/or the Payment Agent and/or the Agent (as the case may be) may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee or the Payment Agent or the Agent (as the case may be) shall be a party shall, to the extent permitted by applicable law, be the successor Agent or Security Trustee under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to the Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders. Prior to any such successor being appointed, the Agent agrees to consult with the Borrowers and the Lenders as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers and the Lenders may raise to such successor being appointed.

16.13.2 If the Majority Lenders, acting reasonably, are of the opinion that the Security Trustee or Payment Agent or Agent is unable to fulfil its respective obligations under this Agreement in a professional and acceptable manner, then they may require the Security Trustee or Payment Agent or Agent, by written notice, to resign in accordance with clause 16.13.1, which the Agent shall promptly do, and the terms of clause 16.13.1 shall apply to the appointment of any substitute Security Trustee or Payment Agent or Agent, save that the same shall be appointed by the Majority Lenders and not by all of the Lenders.

16.13.3 Upon any such successor as aforesaid being appointed, the retiring Agent or, as the case may be, the Security Trustee or the Payment Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent or Payment Agent or Security Trustee. The retiring Agent or Payment Agent shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14  Appointment and retirement of Security Trustee

16.14.1 Appointment

Each of the Lenders, the Swap Bank and the Agent irrevocably appoints the Security Trustee as its Security Trustee and trustee for the purposes of the Security Documents, in each case on the terms set out in this Agreement. Accordingly, each of the Lenders, the Swap Bank and the Agent hereby authorises the Security Trustee (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Trustee by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2 Retirement

Without prejudice to clause 16.13, the Security Trustee may, having given to the Borrowers and each of the Lenders and the Swap Bank not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Trustee under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Lenders and the Agent as a successor Security Trustee and trustee:

(a) a company in the same group of companies of the Security Trustee nominated by the Security Trustee which the Lenders hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b) a Lender or trust corporation nominated by the Majority Lenders or, failing such a nomination,

(c) any bank or trust corporation nominated by the retiring Security Trustee,

and, in any case, such successor Security Trustee and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger,

conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Security Trustee under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Swap Bank and the Lenders. Prior to any such successor being appointed, the Security Trustee agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Trustee shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Trustee. The retiring Security Trustee shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15  Powers and duties of the Security Trustee

16.15.1 The Security Trustee shall have no duties, obligations or liabilities to any of the Lenders and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent and the Swap Bank, the Lenders hereby authorises the Security Trustee to enter into and execute:

(a) each of the Security Documents to which the Security Trustee is or is intended to be a party; and

(b) any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Lenders) for entry into by the Security Trustee,

and, in each and every case, to hold any and all security thereby created upon trust for the Lenders, the Swap Bank and the Agent for the time being in the manner contemplated by this Agreement.

16.15.2 Subject to clause 16.15.3 the Security Trustee may, with the prior consent of the Majority Lenders communicated in writing by the Agent, concur with any of the Security Parties to:

(a) amend, modify or otherwise vary any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or

(b) waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or

(c) give any consents to any Security Party in respect of any provision of any Security Document

Any such action so authorised and effected by the Security Trustee shall be promptly notified to the Lenders, the Swap Bank and the Agent by the Security Trustee and shall be binding on the other Banks.

16.15.3 The Security Trustee shall not concur with any Security Party with respect to any of the matters described in clause 16.11.4 without the consent of the Lenders communicated in writing by the Agent.

16.15.4 The Security Trustee shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as Security Trustee and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Trustee has received such instructions from the Agent, the Security Trustee may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Trustee shall deem advisable in the best interests of the Banks provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Trustee to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 — and for which the prior consent of the Lenders is expressly required under clause 16.15.3 — clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5 None of the Lenders, the Swap Bank nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.14 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Trustee.

16.15.6 For the purpose of this clause 16, the Security Trustee may, rely and act in reliance upon any information from time to time furnished to the Security Trustee by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Trustee has actual knowledge that such information is inaccurate or incorrect.

16.15.7 Without prejudice to the foregoing each of the Agent, the Swap Bank and the Lenders (whether directly or through the Agent) shall provide the Security Trustee with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.

16.16  Trust provisions

16.16.1 The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a) the expiration of a period of eighty (80) years from the date of this Agreement; and

(b) receipt by the Security Trustee of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2 In its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by any of those Security Documents.

16.16.3 It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Trustee, may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Security Trustee may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Trustee, be made or retained in the names of nominees.

16.17  Independent action by Banks

None of the Banks shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Bank to be joined as an additional party in any Proceedings for this purpose.

16.18  Common Agent and Security Trustee

The Agent and the Security Trustee have entered into the Security Documents in their separate capacities (a) as agent for the Lenders under and pursuant to this Agreement (in the case of the Agent) and (b) as Security Trustee and trustee for the Lenders, the Swap Bank and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14 on the terms set out in such Security Documents (in the case of the Security Trustee). If and when the Agent and the Security Trustee are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Trustee (and vice versa), all parties to this Agreement agree that any such communications or instructions on such occasions are unnecessary and are hereby waived.

16.19  Co-operation to achieve agreed priorities of application

The Lenders and the Agent shall co-operate with each other and with the Security Trustee and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20  The Prompt distribution of proceeds

Moneys received by any of the Banks (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Banks other than the Agent or the Security Trustee) and shall be distributed by the Agent or, as the case may be, the Security Trustee (in the case of moneys so received by the Agent or, as the case may be, the Security Trustee) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Trustee shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Trustee save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Trustee (acting on the instructions of the Majority Lenders) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Trustee and/or the Account Bank and/or the Arranger and/or the Lenders, the Swap Bank or any of them to provide for the whole of their respective claims against the Borrowers or any other person liable.

16.21  Reconventioning

After consultation with the Borrowers and the Lenders and notwithstanding clause 16.11, the Agent shall be entitled to make such amendments to this Agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the European Monetary Union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever). So far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise to the need to amend this Agreement had not occurred. Any amendment so made to this Agreement by the Agent shall be promptly notified to the other parties hereto and shall be binding on all parties hereto.

16.22  Exclusivity

Without prejudice to the Borrowers’ rights, in certain instances, to give their consent thereunder, clauses 15 and 16 are for the exclusive benefit of the Banks.

17  NOTICES AND OTHER MATTERS

17.1  Notices

17.1.1 unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

17.1.2 in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

17.2  Addresses for communications, effective date of notices

17.2.1 Subject to clause 17.2.2, clause 17.2.5 and 17.3 notices to the Borrowers shall be deemed to have been given and shall take effect when received in full legible form by the Borrowers at the address and/or the fax number appearing below (or at such other address or fax number as the Borrowers may hereafter specify for such purpose to the Agent by notice in writing);

Address	c/o Navios ShipManagement Inc.
85 Akti Miaouli
Piraeus
Greece
Fax no: + 30 210 453 2070

17.2.2 notwithstanding the provisions of clause 17.2.1 or clause 17.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrowers shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Banks or any of them to the Borrowers to the address or fax number referred to in clause 17.2.1;

17.2.3 subject to clause 17.2.5, notices to Payment Agent and/or the Agent and/or the Security Trustee and/or Account Bank and/or Security Trustee and/or the Swap Bank shall be deemed to be given, and shall take effect, when received in full legible form by the Payment Agent and/or Agent and/or the Security Trustee at the address and/or the fax number address appearing below (or at any such other address or fax number as the Payment Agent and/or Agent and/or the Security Trustee (as appropriate) may hereafter specify for such purpose to the Borrowers and the other Lenders by notice in writing);

Address:	DVB Bank AG
2-14 Friedrich-Ebert-Anlage
60325 Frankfurt-Am-Main
Germany

Attn:	Loan Administration Dept.

Fax no:	+4969 97504 526

with a copy to:	DVB Bank AG
95 Akti Miaouli
Piraeus 185 38
Greece

Attn:	Loans Administration
Fax no:	+30210 429 1284

Payment Agent:

Address:	Fortis Bank
Vas Sofias 94& Kerasountos 1

115 28 Athens, Greece

Fax:

Attn:      Yiannis Karamanolis/Domna Dimitriadou

17.2.4 subject to clause 17.2.5 and 17.3, notices to a Lender shall be deemed to be given and shall take effect when received in full legible form by such Lender at its address and/or fax number specified in schedule 1 or in any relevant Transfer Certificate (or at any other address or fax number as such Lender may hereafter specify for such purpose to the other Banks); and

17.2.5 if under clause 17.2.1 or clause 17.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17.3  Electronic Communication

17.3.1 Any communication to be made by and/or between the Banks or any of them and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b) notify each other of any change to their electronic mail address or any other such information supplied by them.

17.3.2 Any electronic communication made by and/or between the Banks or any of them and the Security Parties or any of them will be effective only when actually received in readable form and, in the case of any electronic communication made by the Borrowers or the Lenders to the Agent, only if it is addressed in such manner as the Agent shall specify for this purpose.

17.4  Notices through the Agent

Every notice under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrowers to any other party, shall be given to the Agent for onward transmission as appropriate and every notice under this Agreement to be given to the Borrowers shall (except as otherwise provided in the Security Documents) be given to the Borrowers by the Agent.

18  BORROWERS’ OBLIGATIONS

18.1  Joint and several

Regardless of any other provision in any of the Security Documents, all obligations and liabilities whatsoever of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it becomes a party notwithstanding that the other Borrower may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrower, whether or not the deficiency is known to any Bank.

18.2  Borrowers as principal debtors

Each Borrower acknowledges that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of any of the Security Documents and agrees that each Bank may continue to treat it as such, whether or not such Bank is or becomes aware that such Borrower is or has become a surety for the other Borrower.

18.3  Indemnity

The Borrowers undertake to keep the Banks fully indemnified on demand against all claims, damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of that Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrower on any ground whatsoever, whether or not known to any Bank including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

18.4  Liability unconditional

None of the obligations or liabilities of the Borrowers under any Security Document shall be discharged or reduced by reason of:

18.4.1 the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

18.4.2 any Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

18.4.3 anything done or omitted which but for this provision might operate to exonerate the Borrowers or all of them.

18.5  Recourse to other security

No Bank shall be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by any Bank in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under the Security Documents to which any of them is, or is to be, a party.

18.6  Waiver of Borrowers’ rights

Each Borrower agrees with the Banks that, throughout the Facility Period, it will not, without the prior written consent of the Agent:

18.6.1 exercise any right of subrogation, reimbursement and indemnity against the other Borrower or any other person liable under the Security Documents;

18.6.2 demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable for such Indebtedness or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

18.6.3 take any steps to enforce any right against the other Borrower or any other person liable in respect of any such moneys; or

18.6.3 claim any set-off or counterclaim against the other Borrower or any other person liable or claim or prove in competition with any Bank in the liquidation of the other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrower or any other person liable or any security granted under any Security Document now or hereafter held by any Bank for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent shall require.

19  GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

20  JURISDICTION

20.1  Exclusive Jurisdiction

For the benefit of the Banks, and subject to clause 20.4 below, the Borrowers hereby irrevocably agree that the courts of England shall have exclusive jurisdiction:

20.1.1 to settle any disputes or other matters whatsoever arising under or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

20.1.2 to grant interim remedies or other provisional or protective relief.

20.2  Submission and service of process

Each Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service each Borrower:

20.2.1 irrevocably empowers and appoints HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

20.2.2 agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

20.2.3 agrees that failure by a process agent to notify the Borrowers of service of process will not invalidate the proceedings concerned;

20.2.4 without prejudice to the effectiveness of service of process on its agent under clause 20.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 17.2;

20.2.5 agrees that if the appointment of any person mentioned in clause 20.2.1 ceases to be effective, the Borrowers shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Agent shall thereupon be entitled and is hereby irrevocably authorised by the Borrowers in those circumstances to appoint such person by notice to the Borrowers.

20.3  Forum non conveniens and enforcement abroad

Each Borrower:

20.3.1 waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 20.1; and

20.3.2 agrees that a judgment or order of an English court in a dispute or other matter falling within clause 20.1 shall be conclusive and binding on the Borrowers and may be enforced against it in the courts of any other jurisdiction.

20.4  Right of Agent, but not Borrowers, to bring proceedings in any other jurisdiction

20.4.1 Nothing in this clause 20 limits the right of any Lender to bring Proceedings, including third party proceedings, against any one or all Borrowers, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

20.4.2 the obtaining by any Lender of judgment in one jurisdiction shall not prevent such Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

20.5  Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 20 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

20.6  Effect in relation to claims by and against non-parties

20.6.1 For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by any Bank pursuant thereto or which would, if brought by any or all of the Borrowers against any Bank, have been required to be brought in the English courts;

20.6.2 no Borrower shall bring or pursue any Foreign Proceedings against any Bank and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against any Bank;

20.6.3 If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party brings or pursues against any Bank any Foreign Proceedings, the Borrowers shall indemnify such Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which such Bank (or the Agent on its behalf) certifies as having been incurred by it;

20.6.4 the Banks and the Borrowers hereby agree and declare that the benefit of this clause 20 shall extend to and may be enforced by any officer, employee, agent or business associate of any of the Banks against whom a Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of any Bank pursuant thereto or which, if it were brought against any Bank, would fall within the material scope of clause 20.1. In those circumstances this clause 20 shall be read and construed as if references to any Bank were references to such officer, employee, agent or business associate, as the case may be.

Execution Pages

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed for and on behalf of	)	/s/ Alexandros Laios
SIFNOS SHIPPING CORPORATION	)
(as Borrower under and pursuant to	)
a power of attorney dated	)
30 March 2010) in the presence of	)	/s/ Ronan Le Dû

SIGNED as a deed for and on behalf of	)	/s/ Alexandros Laios
SKIATHOS SHIPPING CORPORATION	)
(as Borrower under and pursuant to	)
a power of attorney dated	)
30 March 2010) in the presence of	)	/s/ Ronan Le Dû

SIGNED as a deed for and on behalf of	)	/s/ Alexandros Laios
SYROS SHIPPING CORPORATION	)
(as Borrower under and pursuant to	)
a power of attorney dated	)
30 March 2010) in the presence of	)	/s/ Ronan Le Dû

SIGNED by	)	/s/ Dimitris Christacopoulos
for and on behalf of	)	/s/ Promodus Papatheodorou
FORTIS BANK	)
(as a Lender) in the presence of	)	/s/ Ronan Le Dû

SIGNED by	)	/s/ Robin Parry
for and on behalf of	)
DVB BANK SE	)
(as a Lender) in the presence of	)	/s/ Ronan Le Dû

SIGNED by	)	/s/ Robin Parry
for and on behalf of	)
DVB BANK SE	)
(as a Agent) in the presence of	)	/s/ Ronan Le Dû

SIGNED by	)	/s/ Dimitris Christacopoulos
for and on behalf of	)	/s/ Prodromos Papatheodorou
FORTIS BANK	)
(as Account Bank, Arranger, Payment Agent,	)
Swap Bank and Security Trustee	)
in the presence of	)	/s/ Ronan Le Dû